EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Announces Results of Stockholders Meeting;
D.L. Lobb Joins Board of Directors;
Keith E. Alessi Named Executive Chairman

Colorado Springs, CO – May 15, 2008 – Westmoreland Coal Company (AMEX:WLB) reported the results of its Annual Meeting of Stockholders held today.

Keith E. Alessi and Thomas J. Coffey were elected to the Board of Directors by common stockholders. Richard M. Klingaman and William M. Stern were elected to the Board of Directors by holders of depositary shares.

At the Board of Directors meeting immediately following the Annual Meeting, the Board increased the number of directors of the corporation from four to five. Keith E. Alessi was named Executive Chairman and D.L. Lobb, Westmoreland’s President and Chief Executive Officer, was elected to the Board.

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600